UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2026

IAC Inc.

(Exact name of registrant as specified in charter)

Delaware	001-39356	84-3727412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	IAC	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On March 2, 2026, IAC Inc., a Delaware corporation (the “Company” or “IAC”), issued a press release announcing that it had entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among IAC, Care Parent, LLC, a Delaware corporation (“Acquiror”), an indirect wholly owned subsidiary of Pacific Avenue Capital Partners, and Care.com, Inc., a Delaware corporation (“Care.com”), pursuant to which IAC has agreed to sell to Acquiror, and Acquiror has agreed to purchase from the Company, all of the issued and outstanding shares of capital stock of Care.com in exchange for a gross purchase price of approximately $320 million (subject to certain adjustments), on the terms and subject to the conditions set forth in the Purchase Agreement (the “Transaction”). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Transaction is expected to close in the first half of 2026, subject to the satisfaction of certain customary closing conditions, including (i) the absence of any governmental order or action restraining, enjoining or prohibiting the consummation of the Transaction, (ii) the accuracy of the representations and warranties of the parties (subject to customary materiality qualifiers), and (iii) the performance by the parties of their respective covenants and agreements in all material respects. The completion of the Transaction is not subject to a financing condition. Under the terms of the Purchase Agreement, the consummation of the Transaction cannot occur prior to March 13, 2026.

The Purchase Agreement contains customary representations, warranties and covenants of the parties. Among other things, during the period between the execution of the Purchase Agreement and the earlier of the closing or termination of the Purchase Agreement, Care.com has agreed to conduct its business in the ordinary course consistent with past practice and has agreed to certain other operating covenants. The Purchase Agreement also contains customary termination provisions for transactions of this type, whereby the parties may terminate the Purchase Agreement (i) by mutual written consent, (ii) following a permanent legal prohibition on consummating the Transaction, (iii) if the closing has not occurred by a specified outside date, subject to certain conditions and (iv) following a breach by the other party of its representations and warranties or covenants contained in the Purchase Agreement that would result in a failure of a condition to the closing of the Transaction, subject to customary cure rights.

Item 9.01.	Financial Statements and Exhibits.

Exhibits.

Exhibit Number	Description
99.1	Press Release, dated as of March 2, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC Inc.

By:	/s/ KENDALL HANDLER
Name:	Kendall Handler
Title:	Executive Vice President, Chief Legal Officer & Secretary

Date: March 2, 2026